EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-115700, 333-123962, 333-132588, 333-141379, 333-149444, 333-157734, 333-165067, and 333-172526 on Form S-8 of our reports dated February 27, 2012 relating to the consolidated financial statements and financial statement schedule of Blue Nile, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the annual report on Form 10-K of the Company for the year ended January 1, 2012.

/s/ Deloitte & Touche LLP

Seattle, Washington

February 27, 2012